SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):  July 24, 2006 (June 18, 2006)
Verso Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525

(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		No.)

400 Galleria Parkway, Suite 200, Atlanta, Georgia	30339

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (678) 589-3500

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 18, 2006, Verso Technologies, Inc., a Minnesota corporation (“Verso”), and Verso Verilink, LLC, a wholly-owned subsidiary of Verso (“Verso Verilink”, and together with Verso, the “Verso Parties”), entered into an agreement (the “Agreement”) with CM Solutions, Inc. (“CM”). Pursuant to the Agreement, CM has (i) purchased certain electrical components valued at $4.0 million from Verso Verilink for use in the manufacture of finished goods to be purchased by the Verso Parties, (ii) paid $2.0 million to Verso in respect of the electrical components and (iii) agreed to assign to Verso Verilink the remaining unused electrical components valued at $2.0 million upon the satisfaction of the Verso Parties’ obligation under the Agreement to purchase during the first two years of the Agreement products assembled by CM using the electrical components valued at $2.0 million (the “Assembled Products”). Furthermore, the Verso Parties have agreed to submit purchase orders to CM in a minimum amount of $2.0 million per quarter for the next three years or until the obligation to purchase the Assembled Products has been satisfied. In connection with executing the Agreement, the Verso Parties and CM entered into a three-year Manufacturing Agreement which sets forth the terms and conditions under which CM shall manufacture the Assembled Products.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.
By:	/s/ Juliet M. Reising
Juliet M. Reising, Chief Financial Officer
and Executive Vice President

Dated: July 24, 2006